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The following article was included in the November 2014 issue of Floral Management, the magazine of the Society of American Florists. This article was released in digital format on Saturday, November 1.

IS FTD’S PROFLOWER ACQUISITION PRO-FLORIST? Florists weigh the pros, cons and what ifs of the bigger arrangement — and FTD defends the master design BY MARY WESTBROOK

> When FTD Companies Inc. announced plans in July to purchase Provide Commerce, the parent company of ProFlowers, the news generated a range of reactions among retail florists, along with plenty of speculation about what the wire service would do — or could do — with its new acquisition. And no wonder. FTD and Provide Commerce each have more than $600 million in annual revenues, and ProFlowers, with its long history of negative advertising, low price points and drop-ship-reliant business plan, has never endeared itself to florists. Robert s. Apatoff, FTD’s president and CEO, said the $430 million transaction, expected to be complete by the end of 2014, is a florist-centric move that acknowledges both the importance of traditional brick-and-mortar shops and the changing ways that consumers buy and send flowers. (In addition to ProFlowers, Provide Commerce maintains a collection of e-commerce sites included in the sale, such as shari’s Berries and Personal Creations.) And while some retail florists are cheering the move — and everyone seems to welcome the inevitable end of those irksome florist-bashing ads — others have questions (big, small and lots of them) about how the acquisition will affect their businesses and the floral industry as well as the direction FTD itself is moving. This month, we’ve put those questions, and many others, before Apatoff as well as a group of established retail florists who have long histories in the floral industry and diverse relationships with wire services. From their responses, our goal was to gather predictions and ideas from respected industry members, as they process and react to the still-early news, and to begin to share the issues, challenges and opportunities many florists are thinking about, as we move into 2015. The magazine of the Society of American Florists (SAF) 21

22 FLORAL MANAGEMENT | NOVEMBER 2014 | WWW.SAFNOW.ORG > IS FTD’S PROFLOWER ACQUISITION PRO-FLORIST? > Apatoff has said that florists should expect the transaction to “strengthen our florist network by shifting significant order volume to our member florists.” Some of those florists, including Charles F. Kremp 3rd, AAF, of Kremp Florist in Philadelphia, a former SAF president, say that volume increase is a very good thing. “FTD is a recognized brand with a long history in the floral industry, and they’re now going to be generating tens of thousands of new orders,” he said. FTD florists who engineer their business plans, operations and design rooms to profit from those orders (more on that important point later) stand to benefit tremendously, Kremp argued, not only from increased order volume but also from FTD’s increased market share and national marketing platform. Another point worth noting, said Chris Drummond, AAF, of Plaza Flowers in Philadelphia, is that since the acquisition “essentially eliminates one bidder it will make it slightly easier for retail florists to acquire customers through search engine marketing.” With eight locations, Skip Paal, of Rutland Beard Florist, headquartered in Baltimore, said he is in a position to benefit from those economies of scale, and he argues a different but related point: “People have to remember that ProFlowers orders have been in this marketplace for years,” he said. At different points, ProFlowers same-day orders and more custom designs, including funeral work, have been processed through both an order-gatherer and the wire services and then transmitted through the networks for fulfillment. “Nothing is really changing,” Paal said. “The same orders that used to come through [a variety of services] will now come through FTD.” “YAY! MORE ORDERS!” “THANKS, BUT NO THANKS.” > The promise of increased volume does little to sway a florist like Toomie Farris, AAF, AIFD, of McNamara Florist in Fishers, Ind. Farris dramatically scaled back his reliance on incoming wire service orders, from about 10 percent of sales in 2010, to 2–3 percent in 2013; today he has a high minimum order threshold (approaching $65) and has carefully edited the list of florists with whom he sends and receives orders via FTD and Teleflora. (Read more about his changes in “Scale Up? Scale Down?” on p. 28.) “I am not the low-overhead, high-efficiency, mega-producer of limited products [florist],” he said. “I’m the custom designed for local clients with beautiful stores to experience beautiful flowers and plants [florist].” Farris also wondered about FTD’s ability to fill additional orders through its florist network, noting that in recent years, “there’s been an issue of [overwhelmed] florists turning off their Mercury at holidays.” To that point, and to the broader point that more florists are dropping their wire services, effectively thinning out the bench of florists available to fill existing orders, let alone the increased volume, Apatoff said, “We believe we have the florist coverage to handle an increase in same-day demand. We are in the midst of integration planning, which may provide us more insights in this area.” THE PREDICTION: FTD members are going to be on the receiving end of more orders — potentially, lots of them.

The magazine of the Society of American Florists (SAF) 23 SKIP PAAL RUTLAND BEARD FLORIST BALTIMORE Years in business: 92 Annual sales: $5 million-plus Percentage of annual sales coming from incoming wire orders: 35 Number of locations: 8 Wire service affiliations: BloomNet, FTD, Teleflora BETSY HALL HALL’S FLOWER SHOP ATLANTA Years in business: 67 Annual sales: Not disclosed Percentage of annual sales coming from incoming wire orders: less than 2 Number of locations: 1 Wire service affiliations: Teleflora CHARLES F. KREMP 3RD, AAF KREMP FLORIST PHILADELPHIA Years in business: 50-plus Annual sales: Not disclosed Percentage of annual sales coming from incoming wire orders: Not disclosed Number of locations: 1 retail location, plus greenhouse range Wire service affiliations: FTD, Teleflora CHRIS DRUMMOND, AAF PLAZA FLOWERS PHILADELPHIA Years in business: 30 Annual sales: Not disclosed Percentage of annual sales coming from incoming wire orders: 18 Number of locations: 2 Wire service affiliations: FTD and Teleflora THOMAS B. MASSINGHAM GARRISON HILL FLORISTS INC. DOVER, N.H. Years in business: 129 Annual sales: about $350,000 Percentage of annual sales coming from incoming wire orders: 12 Number of locations: 1 Wire services: FTD MIchAel Pugh Pugh’s Flowers MeMPhIs, Tenn. Years in business: 30-plus Annual sales: $ 2.8 million Percentage of annual sales coming from incoming wire orders: 10 Number of locations: 3 Wire service affiliations: Teleflora TOOMIE FARRIS, AAF, AIFD MCNAMARA FLORIST FISHERS, IND. Years in business: 60 Annual sales: Not disclosed Percentage of annual sales coming from incoming wire orders: 2-3 Number of locations: 9 Wire service affiliations: FTD and Teleflora

24 FLORAL MANAGEMENT | NOVEMBER 2014 | WWW.SAFNOW.ORG SELL THAT SINGULAR SENSATION: YOUR SHOP, YOUR BRAND, Your CommunitY Headline-making news aside, it’s never been more important for retail florists to build up their local brand, to remind customers that a shop is a full-service operation, with deep community ties — and to dig into numbers and make the best financial decisions for your business, according to all of the sources in our story. Here are some tips and reminders on how to do just that from florists who have put blood, sweat and tears into those efforts: Build Your Local Brand. Chris Drummond, AAF, of Plaza Flowers in Philadelphia, agrees with many in the industry that competition from dropshipped orders is here to stay — but there’s an area drop-shippers can’t touch: “A florist must promote their core competencies, custom designs and same-day, nationwide delivery,” he said. “The direct-shippers still cannot enter that space. We have to exploit it.” Toomie Farris, AAF, AIFD, of McNamara Florist in Fishers, Ind., agrees. “You can’t sit there and wait for the phone to ring,” he said. “You’ve got to go out and sell, build your brand.” For Farris that has meant opening new locations, improving his relationships with local businesses and capitalizing on the shop’s 60-year history and the local community’s growing inclination to “buy local.” “Social media is a great way to build local relationships,” he added. “The Internet doesn’t just have to be for order-gatherers.” Understand the Competition...But Focus on Your Business. Don’t underestimate the powerful services you offer, Drummond said. “Focus on your own local customers, freshness of flowers, quality of designs, quick delivery, top-notch service and value pricing,” he said. “I have maintained for years that florists will be successful if they spend 90 percent of their effort on these things and 10 percent on competitors’ actions. Typically, florists who are out of business or struggling have flipped that equation: 10 percent on their own p’s and q’s and 90 percent complaining about box stores, supermarkets, wire services and order-gatherers.” Promote Your Services. In 2012, Michael Pugh of Pugh’s Flowers in Memphis, Tenn., created a TV commercial that emphasized the hometown shop’s ability to send flowers worldwide. He created the ad after conducting a customer survey and realizing that very few of his clients realized the shop offered the service. “I don’t want my customers going to a national order-gatherer to send flowers — I want them to know I can help them,” he said. Today the ad makes up about 50 percent of his buy time and often runs during non-holiday times. Outgoing wire orders increased by 11 percent the first year the ad ran (August 2012 to August 2013), and the shop has maintained a sustained increase of 5 percent, month over month, since that time. Pugh also has incorporated the “worldwide” delivery messaging into his website and occasionally posts it on his outdoor sign. Know Your Numbers. Eight years ago, Skip Paal of Rutland Beard Florist, headquartered in Baltimore, made the decision to dramatically grow his business. Today, his shops process hundreds of wire orders profitably every day, but he’s the first to acknowledge that the scale of his business isn’t for everyone. It’s important for every florist to sit down and review the economics of their business model, said Paal — a point Farris enthusiastically seconded. Where are you making money? Where (and why) are you losing money? How can you best use your time and resources? (Read more about how both Paal and Farris have shifted their business plans on p. 28.) —M.W. > Is FTD’s ProFlower AcquIsITIon Pro-FlorIsT? show your stuff Enterprising florists use their websites to emphasize local business attributes such as personalized service, alongside the specialty services that help them compete with national marketers, such as worldwide delivery.

The magazine of the Society of American Florists (SAF) 25 THE PREDICTION: Many of those “new” orders are likely to be at lower price points. > Low-priced designs? Bring them on, said Paal — as long as the high volume supports the effort, and florists are positioned to mass-produce. Paal is in that position. His company includes not only those eight retail locations, but also separate wholesale, farm-direct and transportation divisions. Because Rutland Beard is so diversified and fills hundreds of wire orders every day, he has major purchasing power and can realize significant savings on flowers, making those low-end orders (in the $29 to $39 range , as he defines them) not only possible but profitable (as long as he keeps COGS at under 18 percent, which he does). “It’s strictly a numbers game,” he said, noting that he has the ability to scale up significantly around holidays, so that a designer who usually creates an average of 3.5 designs per hour has the support and prep help to make eight an hour. (Read more about Paal’s business in “Scale Up? Scale Down?” on p. 28.) “We have a very good partnership with FTD,” Paal said. “They send us a lot of orders, and we get them done and fill them right.” Like Paal, Drummond said the old model simply doesn’t exist anymore. “It used to be less costly to acquire orders through traditional marketing, rather than pay a wire service 27 percent, plus fees,” he said. “That is not true anymore. Many florists have figured out how to manage labor and cost of goods sold. By controlling these expenses and increasing efficiency, some florists can make money on incoming wires and on local orders with a 30 percent acquisition cost, through search engine marketing.” Some florists, Drummond argued, “are recognizing that incremental business from wire services can help cover overhead and provide minimal profit, a long as many of the skus are relatively generic.” And, Apatoff notes, FTD’s average ticket price is growing, a trend the company has promoted heavily within the industry. “FTD saw an average order value increase from $61 in 2007 to more than $67 in 2013,” he said. “The average order value continued to rise in the first half of 2014.” > In Atlanta, Betsy Hall of Hall’s Flower Shop begs to differ. Hall, a past board director of Real Local Florists Inc., was a longtime FTD member and served on an advisory council, but she disassociated herself with the company several years ago.. Even if average transaction prices are increasing, Hall said she believes FTD’s system is “fundamentally broken” because “the [FTD] picture of the design doesn’t match the recipe, the recipe isn’t profitable,” and delivery costs are not accounted for properly. “I used to fill hundreds of orders on a given holiday, and we would execute them well, but it about drove us out of business,” she said. “So I’m concerned now for the brick-and-mortars that don’t look at the full picture . . . You can’t survive if your business is based on these orders.” Thomas Massingham of Garrison Hill Florists Inc., in Dover, N.H. agrees that the “old model is gone,” but like Hall, he questions if the new model is sustainable. “As they compete with us for the same orders, offering substantial discounts, the percentage of orders that florists fill at 100 percent declines and the percentage filled at a 27 percent discount increases . . . at what point are there no longer enough orders filled at 100 percent to subsidize those filled at 73 percent?” When it comes to profitability, Apatoff said, beyond the price of any one design, controlling COGS, labor and maintaining a “good revenue mix” are important variables for florists to consider. “We follow a very disciplined process when developing products that will delight consumers and florists can make a profit on,” he said. “In fact, many of our member florists make money filling orders. Our higher order values also help to increase a florist’s profitability. In addition to being profitable, [another] benefit of an incoming order for a florist is to market to and gain a potential new customer. A new customer is invaluable for florists.” “EFFICIENCY REIGNS SUPREME.” “NOT SO FAST.”

26 FLORAL MANAGEMENT | NOVEMBER 2014 | WWW.SAFNOW.ORG > Former FTD member Michael Pugh of Pugh’s Flowers in Memphis, Tenn., suggested FTD will now have an opportunity to better educate consumers on what a boxed shipment entails, versus a professionally designed arrangement, and — in some cases —move entry-level purchasers into more customized selections. (Pugh dropped the wire service in 2008 after analyzing his business and deciding THE PREDICTION: FTD will be driving consumers to more drop-shipped orders. “A BAD NEWS GOOD NEWS THING?” “GIVE THE CONSUMER WHAT THEY WANT.” > Drop shipping is here, and FTD can’t simply ignore consumer demand for the service, argued Drummond, who said the acquisition gives FTD new tools and resources to better leverage its position in that established market. “FTD currently direct-ships a lot of flowers, but not the volume or efficiency of ProFlowers,” he said. “Gaining that experience, knowledge and distribution channel is valuable to FTD.” Apatoff said as much himself. “Consumers have clearly proven over the past 15 years that they will go where they want to go,” he explained. “The world is too competitive to not be prepared for the future. The future we see is a strong, healthy FTD with a strong, healthy FTD member florist network that has the resources to capture consumer demand from wherever it comes.” > One question that some florists have: Who’s really driving this new business — FTD or ProFlowers — and which business model will prevail? Apatoff has confirmed that both brands will “remain separate and be marketed separately,” but he also emphasized that FTD is acquiring ProFlowers, and not the other way around. Nonetheless, Hall said she remembers a similar feeling of “dread and disbelief” when the company launched FTD.com in 1994, which Hall said she viewed as direct competition to member florists. “What I want to say is, ‘Is that really in the local florists’ best interest?’” she said. “Is this really going to help the local florist?’” Drummond said the view that FTD‘s purchase of ProFlowers is an attempt to “suck the lifeblood from local florists,” is wrong-headed. “While it is always important to be vigilant of threats on the horizon, we must recognize that FTD and the other wire services need thriving retail florists to design and deliver their orders,” he said. “We have to maintain an honest, open dialogue so the relationship between wire services and florists is symbiotic and not predatory and acrimonious.” Apatoff is adamant that the wire service sees florists as the company’s “backbone”—and that FTD is driving the company. Moreover, Apatoff said the new “combined resources will enhance THE PREDICTION: FTD is cutting ties to local florists. “what about The florist?” > Is FTD’s proflower acquisition Pro-florist?

that belonging to both Teleflora and FTD was redundant.)

"What I've always heard [anecdotally] is that ProFlowers had trouble getting those [repeat] orders from customers," because some people were disappointed with the actual product compared to the stylized photos online, Pugh said. "I'm hoping that FTD will make the details of [drop-shipped, unarranged] purchases more clear to the consumers, to keep the bargain customer happy, and upgrade other buyers to florist-grade product."

To florists who are concerned that FTD will be focusing efforts on increasing drop-shipped orders at the expense of same-day delivery or professionally designed arrangements, Apatoff says FTD remains committed to sending orders through its member network. "In the past five years since I joined FTD, we have shifted a tremendous amount of orders from drop-ship to florists," he said. "The florist/drop-ship balance used to be about 50-50; now 70 percent of our orders go through our member florist network."

our ability to make investments and reintroduce some of the FTD co-op programs," with an expected rollout date in early 2015, to "support florists in their own local markets."

"We have carefully added new offerings that we heavily promoted and featured prominently on FTD.com to drive orders to the florists," Apatoff said. "We are clear to point out the benefits of our florists' artisan-quality, same-day service and unique offerings (e.g. Vera Wang, Better Home and Gardens, etc.) ... It has been that way for 104 years and it will continue. Period. We have publically reaffirmed this stake in the ground to support our member florists."

Continued on page 28.

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The magazine of the Society of American Florists (SAF) 27

CaSe StudieS: SCale up? SCale down?. Figuring out how wire orders — any wire orders — fit into your business isn’t as easy as signing up with a network. This month, we talked to two of our sources about their decision to dramatically change their business plans, and how wire orders fit into those plans: > Is FTD’s ProFlower AcquIsITIon Pro-FlorIsT? The shoP: McnAMArA FlorIsT, FIshers, InD. Number of Locations: 9 Before: Toomie Farris was a member of the FTD education team for nearly 20 years. In 2010, total incoming wire orders represented about 10 percent of his business and he carried lots of co-branded items. After: He’s still a member of FTD and Teleflora, but incoming wire orders represent 2-3 percent of his business. He does not carry co-branded items or fill dot-com orders, he reduced his delivery area and he raised his minimum to almost $65 (with occasional exceptions). He has also carefully edited the list of florists he is willing to work with through networks, eliminating any florists he sees as solely order-gatherers. Reason for the Change: Farris tries to keep his cost of selling between 9 and 10 percent. He said he can’t do that with many incoming wire orders. “If you look at the cost of selling the item you’re fulfilling, it’s 27 percent-plus, when you include incoming commission, transmission fees and membership fees.” The shoP: ruTlAnD beArD FlorIsT, heADquArTereD In bAlTIMore Number of Locations: 8 Before: Eight years ago, Skip Paal said he came to the realization that he needed to scale up to compete with (and work alongside) national companies. After: Today, the business processes hundreds of incoming wire orders a day in warehouse design facilities and has separate departments for wholesale, farm direct flowers, transportation — even an import bond in Miami. Reason for the Change: “As you get more wire orders, they are deeply discounted, you have to get more staff, more vehicles, more flowers, and all of that costs money,” he said. “It can cause a loss to your business. But if you get really good at it and are filling lots and lots — hundreds a day — and can purchase flowers in such bulk that your COGS drops significantly, then you are able to mass-produce designs.” Mary Westbrook is a contributing editor for Floral Management. mwestbrook@safnow.org 28 FLORAL MANAGEMENT | NOVEMBER 2014 | WWW.SAFNOW.ORG

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the planned acquisition of Provide Commerce; and statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce. Potential factors that could affect these forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk that the necessary stockholder approval may not be obtained; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the remaining closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on their operating results and businesses generally, as well as the factors disclosed in the Company’s filings with the Securities and Exchange Commission, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, FTD undertakes no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

FTD will solicit the required approval of its stockholders by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.